     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       RAMCO-GERSHENSON PROPERTIES TRUST
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER ORGANIZATIONAL DOCUMENTS)
                            ------------------------

           MARYLAND                          6798                         13-6908486
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                     27600 Northwestern Highway, Suite 200
                           Southfield, Michigan 48034
                                 (248) 350-9900
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                 DENNIS E. GERSHENSON, CHIEF EXECUTIVE OFFICER
                       Ramco-Gershenson Properties Trust
                     27600 Northwestern Highway, Suite 200
                           Southfield, Michigan 48034
                                 (248) 350-9900
            (Name, address, including zip code and telephone number,
                   including area code, of agent of service)
                            ------------------------

                                   Copies to:

                              DONALD J. KUNZ, ESQ.
                       HONIGMAN MILLER SCHWARTZ AND COHN
                          2290 FIRST NATIONAL BUILDING
                            DETROIT, MICHIGAN 48226
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [X]
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING PRICE           AGGREGATE          REGISTRATION
  SECURITIES TO BE REGISTERED(1)      REGISTERED(2)        PER SECURITY       OFFERING PRICE(2)(3)       FEE(4)
---------------------------------------------------------------------------------------------------------------------
Preferred Shares of Beneficial
  Interest, $0.01 par value(5).....   $200,000,000             (7)                $200,000,000           $59,000
Common Shares of Beneficial
  Interest, $0.01 par value(6).....
Securities Warrants................
=====================================================================================================================

(Footnotes appear on next page)
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

-------------------------
footnotes from cover

(1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase Preferred Shares or Common Shares. Such contracts may be issued together with the specific Securities (as defined) to which they relate. In addition, Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Shares that are issued upon conversion of Preferred Shares registered hereunder. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $200,000,000.

(4) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(5) Such indeterminate number of Preferred Shares as may from time to time be issued at indeterminate prices.

(6) Such indeterminate number of Common Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Preferred Shares registered hereunder.

(7) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 26, 1998

PRELIMINARY PROSPECTUS

                                  $200,000,000

                       RAMCO-GERSHENSON PROPERTIES TRUST
 PREFERRED SHARES OF BENEFICIAL INTEREST, COMMON SHARES OF BENEFICIAL INTEREST
                            AND SECURITIES WARRANTS
                         ------------------------------

     Ramco-Gershenson Properties Trust (the "Trust") may from time to time offer, with an aggregate public offering price of up to $200,000,000, in one or more series: (i) preferred shares of beneficial interest, par value $0.01 per share ("Preferred Shares"); (ii) common shares of beneficial interest, par value $0.01 per share (the "Common Shares"); and (iii) warrants exercisable for Preferred Shares or Common Shares ("Securities Warrants"), in each case in amounts, at prices and on terms to be determined at the time of offering. The Preferred Shares, Common Shares and Securities Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

     With respect to the Preferred Shares, the terms of the Preferred Shares, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Shares will be set forth in the applicable Prospectus Supplement. In the case of the Common Shares, the specific number of Common Shares and issuance price per Common Share will be set forth in the applicable Prospectus Supplement. In the case of the Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in preserving the status of the Trust as a real estate investment trust ("REIT") for United States federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly by the Trust, through agents designated from time to time by the Trust, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.

                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                         ------------------------------

               The date of this Prospectus is             , 1998

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements containing the words "believes," "anticipates," "expects," "will be," "should be" and words of similar import. Such forward-looking statements relate to future events, the future financial performance of the Trust, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Trust or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Prospective investors should specifically consider the various factors identified in the Prospectus and in any applicable Prospectus Supplement which could cause actual results to differ, including those discussed in the section herein entitled "Risk Factors."

                             AVAILABLE INFORMATION

     The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Trust files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's prescribed rates. Electronic registration statements and other reports filed electronically through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's web site at http://www.sec.gov. In addition, the Trust's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Trust can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Trust has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Trust and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Trust (Commission File No. 1-10093) under the Exchange Act with the Commission and are incorporated herein by reference.

          1. The Trust's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 31, 1998.

          2. The Trust's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 14, 1998.

          3. The Trust's Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on June 10, 1998, filed with the Commission on April 30, 1998.

          4. The Trust's Current Report on Form 8-K dated October 30, 1997, filed with the Commission on November 14, 1997, as amended by Form 8-K/A filed January 13, 1998.

     All documents filed by the Trust subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Trust will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Chief Financial Officer, Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, telephone number (248) 350-9900.

                                   THE TRUST

     As used herein, the term the "Trust" includes Ramco-Gershenson Properties Trust, a Maryland real estate investment trust, and its subsidiaries including Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and Ramco-Gershenson, Inc., a Michigan corporation ("Ramco").

     The Trust is a self-administered, self-managed real estate investment trust ("REIT") which, through the Operating Partnership, Ramco and its other subsidiaries, is engaged in the business of owning, developing, acquiring, managing and leasing neighborhood and community shopping centers, regional enclosed malls and single tenant retail properties, nationally. At March 31, 1998, the Trust's portfolio was comprised of more than 9.8 million square feet of gross leasable area ("GLA") in 45 neighborhood and community shopping centers, 2 regional enclosed malls and 3 single tenant retail properties (the "Properties"). The Properties are located in Michigan, Ohio, Florida, New York, New Jersey, Maryland, North Carolina, South Carolina, Tennessee, Alabama, Wisconsin and Georgia.

     The Trust conducts substantially all of its business through the Operating Partnership and through Ramco. The Trust is the sole general partner of, and has exclusive power to manage and conduct the business of, the Operating Partnership. The Operating Partnership holds substantially all of the Trust's interest in the Properties, either directly or indirectly through subsidiaries (including subsidiary property partnerships). The Operating Partnership owns 100% of the non-voting common stock and 5% of the voting common stock of Ramco. Such stock ownership enables the Operating Partnership to receive in excess of 95% of the dividend and liquidating distributions of Ramco. The Trust's property management operations are conducted through Ramco.

     The Trust is a Maryland real estate investment trust organized under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") pursuant to a Declaration of Trust filed with the State of Maryland Department of Assessments and Taxation on October 2, 1997, as amended and restated by Articles of Amendment and Restatement dated October 2, 1997, as supplemented by Articles Supplementary filed on October 2, 1997 (as amended, restated and supplemented, the "Declaration of

Trust"). The Trust is the successor entity of Ramco-Gershenson Properties Trust, a Massachusetts business trust (the "Massachusetts Trust"). In December 1997, with the approval of its shareholders, the Trust changed its state of organization from Massachusetts to Maryland through the termination of the Massachusetts Trust's Amended and Restated Declaration of Trust by amending such Amended and Restated Declaration of Trust to provide for the termination of the Massachusetts Trust, the merger (the "Change of Venue Merger") of the Massachusetts Trust into the Trust and the conversion of each share of beneficial interest in the Massachusetts Trust into a Common Share of the Trust. The principal office of the Trust is located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, and the telephone number for the Trust is
(248) 350-9900.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as other information included elsewhere herein or incorporated by reference, prior to purchasing the Securities offered by a Prospectus Supplement.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of revenues generated and expenses incurred. If the Properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Trust may have to borrow additional amounts to cover such costs and the Trust's cash flow and ability to make distributions to its shareholders will be adversely affected.

     The Trust's revenues and the value of its Properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions, the perceptions of prospective tenants of the attractiveness of the property, the ability of the Trust to provide adequate management, maintenance and insurance, and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, and the availability of financing.

     Bankruptcy and Financial Condition of Tenants. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Trust. As of March 31, 1998, tenants under seven leases, occupying an aggregate of approximately 330,000 square feet of GLA and representing 2.45% of annual base rent, have filed for protection under the United States Bankruptcy Code and have not yet affirmed or rejected their leases. No assurance can be given that such leases will be affirmed, and will not be rejected. No assurance can be given that any tenants at the Properties will not file for bankruptcy protection in the future or, if any tenants file for such protection, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Trust's income and cash flow may be adversely affected.

     Competition. Numerous shopping center properties compete with the Properties in attracting tenants to lease space. Some of these competing properties may be newer, better located, better capitalized or better tenanted than some of the Properties. Furthermore, the Trust believes that it is likely that major national or regional commercial property developers will continue to seek development opportunities in the markets in which the Properties are located. These developers may have greater financial resources than the Trust. The number of competitive commercial properties in a particular area could have a material adverse effect on the Trust's ability to lease space in the Properties or at newly developed or acquired properties and on the rents charged. In addition, the Trust may face competition from alternate forms of retailing, including home shopping networks, mail order catalogues and on-line based shopping services which may limit the number of retail tenants that desire to seek space in shopping center properties generally, all of which may affect the Trust's ability to make expected distributions.

     Inability to Renew Leases and Relet of Space. The Trust is subject to the risks that upon expiration of leases for space located in the Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Leases on a total of approximately 2.78% and 6.15% of Trust-owned GLA in the Properties will expire in 1998 (for periods subsequent to March 31, 1998) and 1999, respectively. The Trust has estimated the renovation and reletting expenses associated with these expirations, but no assurance can be given that the Trust has accurately estimated such expenses. If the Trust were unable to promptly relet or renew the leases for all or a substantial portion of this space and/or, if the rental rates upon such renewal or reletting were significantly lower than expected rates or if its estimates proved inadequate, then the Trust's cash flow and ability to make expected distributions to shareholders may be adversely affected. At March 31, 1998, the occupancy rate at the Properties was approximately 93.2%. If the Trust were unable to maintain its current occupancy levels at the Properties, then the Trust's cash flow and ability to make expected distributions to shareholders may be adversely affected.

     Acquisition, Development and Redevelopment Risks. The Trust intends to consider possible acquisitions of existing properties and to continue the development of new properties and redevelopment of existing properties owned by the Operating Partnership. Acquisitions entail risks that investments will fail to perform in accordance with expectations, as well as general investment risks associated with any new real estate investment. New project development or redevelopment is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, risks that the properties will not achieve anticipated occupancy levels or sustain anticipated rent levels, and new project commencement risks such as receipt of occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, the Trust anticipates that its development and redevelopment activities will be financed under lines of credit or other forms of construction financing that will result in a risk that permanent financing on newly developed or redeveloped projects might not be available or would be available only on disadvantageous terms. In addition, the fact that the Trust must distribute 95% of its taxable income to maintain its qualification as a REIT will limit the ability of the Trust to rely upon income from operations or cash flow from operations to finance new development, redevelopment or acquisitions. As a result, if permanent debt or equity financing was not available on acceptable terms to refinance new development, redevelopment or acquisitions undertaken without permanent financing, further development or redevelopment activities or acquisitions might be curtailed or cash available for distribution might be adversely affected.

     Adverse Changes in Laws. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Trust's cash flow and its ability to make distributions to shareholders. The Properties are also subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Trust believes that the Properties are currently substantially in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Trust and could have an adverse effect on the Trust's cash flow and expected distributions.

     Uninsured Loss. The Trust carries comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to the Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars or earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Trust could lose both its capital invested in and anticipated profits from one or more Properties.

     Americans with Disabilities Act Compliance. Under the Americans with Disabilities Act (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Trust believes the Properties are substantially in compliance with these requirements, the Trust may incur additional costs to comply with the ADA. Although the Trust believes that such costs will not have a material adverse effect on the Trust, if required changes involve a greater expenditure than the Trust currently anticipates, the Trust's ability to make expected distributions could be adversely affected.

     Dependence on Anchors. A portion of the GLA at several of the Properties is owned by anchor tenants and not by the Trust. The success of the Trust owned GLA at such sites is in part dependent on the continued presence of the anchors at such sites; however, the anchors are not contractually obligated to remain at such sites and leases of stores in the Trust owned portion of such Properties may contain provisions which permit the tenants thereunder to terminate such leases in the event that an anchor no longer occupies its space. Accordingly, in the event that an anchor vacates its space at such a site, the performance of the stores located in the Trust owned portion of such property may be adversely affected, as may the results of operations of the Trust relating to such site.

     Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Trust to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the Trust's ability to sell properties held for fewer than four years, which may affect the Trust's ability to sell Properties without distribution to shareholders.

REAL ESTATE FINANCING RISKS

     Debt Financing and Existing Debt Maturities. The Trust is subject to risks normally associated with debt financing, including the risk that the Trust's cash flow may be insufficient to pay distributions at expected levels and to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in all cases will not have been fully amortized at maturity) will not be able to be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. At March 31, 1998, the Trust had an aggregate of approximately $161.3 million in fixed rate mortgages with various maturity dates through 2007, $84.1 million outstanding under its revolving credit facility which matures May 1999, a $45.0 million unsecured term loan which matures on May 1, 1999, and $7.0 million in floating rate mortgages which mature on January 1, 2010. The maturity dates for the revolving credit facility and the unsecured term loan may, under certain circumstances, be extended to October 2000 at the election of the Operating Partnership. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, the Trust expects that its cash flow may not be sufficient in all years to pay distributions at expected levels and to repay all such maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which would adversely affect the Trust's cash flow and the amount of distributions it can make to its shareholders. If one or more Properties are mortgaged to secure payment of indebtedness and the Trust is unable to meet mortgage payments, the Property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Trust.

     At March 31, 1998, approximately $136.1 million of the Trust's debt was subject to interest at floating rates with a weighed average interest rate of 7.69%. Variable rate debt accounted for approximately 45.8% of the Trust's total debt and 26.8% of its total capitalization at March 31, 1998. Thus, an increase in market interest rates could cause the interest rates on the Trust's floating rate debt to increase. The Trust is therefore subject to the risk of interest rate fluctuations. To reduce the Trust's risk of interest rate fluctuations, the Trust is party to two interest rate protection agreements which provide caps and floors on the interest rates charged on $75 million of the Trust's variable rate debt during the period through May 1999, and $50 million of the Trust's variable rate debt from May 1999 to October 2000.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Qualification as a REIT. The Massachusetts Trust, which is the predecessor of the Trust, first elected to qualify as a REIT for the year ended December 31, 1988. The policy of the Massachusetts Trust had been, and the policy of the Trust is, to annually qualify as a REIT for federal income tax purposes. If the Trust so qualifies, amounts paid by the Trust as distributions to its shareholders will not be subject to corporate income taxes. For any year in which the Trust happens not to meet the requirements for electing to be taxed as a REIT, it would be taxed as a corporation.

     The requirements for qualification as a REIT are contained in sections 856-860 of the Code and the regulations issued thereunder. The following discussion is a brief summary of some of those requirements. Such requirements include certain provisions relating to the nature of a REIT's assets, the sources of its income, the ownership of its stock, and the distribution of its income. Among other things, at the end of each fiscal quarter, at least 75% of the value of the total assets of the Trust must consist of real estate assets (including interests in mortgage loans secured by real property and interests in other REITs) as well as cash, cash equivalents and government securities (the "75% Asset Test"). There are also certain limitations on the amount of other types of securities which can be held by a REIT. Additionally, at least 75% of the gross income of the Trust for the taxable year must be derived from certain sources, which include "rents from real property," and interest secured by mortgages on real property. An additional 20% of the gross income of the Trust must be derived from these same sources or from dividends, interest from any source, or gains from the sale or other disposition of stock or securities or any combination of the foregoing. A REIT is also required to distribute annually at least 95% of its "REIT taxable income" (as defined in the Code) to its shareholders.

     During the third quarter of 1994, the Massachusetts Trust held more than 25% of the value of its gross assets in overnight Treasury Bill reverse repurchase transactions which the United States Internal Revenue Service (the "IRS") may view as non-qualifying assets for the purposes of satisfying the 75% Asset Test, based on a Revenue Ruling published in 1977 (the "Asset Issue"). The Trust has requested that the IRS enter into a closing agreement with the Trust that the Asset Issue will not impact the Trust's status as a REIT. The IRS has deferred any action relating to the Asset Issue pending the further examination of the Trust's 1991-1995 tax returns (the "Tax Audit"). Based on developments in the law which have occurred since 1977, the Trust's Special Counsel, Battle Fowler LLP, has rendered an opinion that the Massachusetts Trust's investment in Treasury Bill repurchase obligations would not adversely affect its REIT status. However, such opinion is not binding upon the IRS.

     In May 1996, in connection with the acquisition by the Trust of substantially all of the shopping center and retail properties, as well as the management organization and business operations, of Ramco and certain of its affiliates (the "Ramco Transaction"), the Trust spun-off eight mortgage loans and two real properties to Atlantic Realty Trust, a newly formed real estate investment trust ("Atlantic"). In connection with such spin-off, Atlantic assumed all liability arising out of the Tax Audit and the Asset Issue, including liabilities for interest and penalties and attorneys fees relating thereto. In connection with the assumption of such potential liabilities, Atlantic and the Trust entered into a tax agreement which provides that the Trust (under the direction of certain of its Trustees who were also Trustees of the Massachusetts Trust prior to the consummation of the Ramco Transaction (collectively, the "Continuing Trustees")), and not Atlantic, will control, conduct and effect the settlement of any tax claims against the Trust relating to the Tax Audit and the Asset Issue. Accordingly, Atlantic will not have any control as to the timing of the resolution or disposition of any such claims. The Trust and Atlantic also received an opinion from Special Tax Counsel, Wolf, Block, Schorr and Solis-Cohen LLP, that, to the extent there is a deficiency in the Trust's taxable income arising out of the IRS examination and provided the Trust timely makes a deficiency dividend (i.e., declares and pays a distribution which is permitted to relate back to the year for which each deficiency was determined to satisfy the requirement that a REIT distribute annually 95% of its taxable income), the classification of the Trust as a REIT for the taxable years under examination would not be affected. Under the tax agreement referred to above, Atlantic has agreed to reimburse the Trust for the amount of any deficiency dividend so made. If notwithstanding the above-described opinions of legal counsel, the IRS successfully challenged the status of the Trust as a REIT, its status could be adversely affected. If the Trust lost its status as a REIT, the Trust believes that it will be able to re-elect REIT status for the taxable year beginning January 1, 1999.

     Although the IRS agent conducting the examination has not issued his final examination report with respect to the tax issues raised in the Tax Audit, including the Asset Issue (collectively, the "Tax Issues"), the Trust has received a preliminary draft of the examining agent's report. The draft report sets forth a number of positions which the examining agent has taken with respect to the Trust's taxes for the years that are subject to the Tax Audit, which the Trust believes are not consistent with applicable law and regulations of the IRS. If the final report were issued in its current form, the liability of Atlantic to indemnify the Trust may be substantial. The Continuing Trustees of the Trust are engaged in ongoing discussions with the examining agent and his supervisors with regard to the positions set forth in the draft report. There can be no assurance that, after conclusion of discussions with such agent and his supervisors regarding the draft report, the examining agent will not issue the proposed report in the form previously delivered to the Trust (or another form). Issuance of the revenue agent's report constitutes only the first step in the IRS administrative process for determining whether there is any deficiency in the Trust's tax liability for the years at issue and any adverse determination by the examining agent is subject to administrative appeal within the IRS and, thereafter, to judicial review. As noted above, pursuant to the tax agreement between Atlantic and the Trust, Atlantic has assumed all liability arising out of the Tax Audit and the Tax Issues. As described in more detail below under "Description of Preferred Shares -- Terms of Series A Preferred Shares -- Redemption on Acceleration of Maturity Date," in the event that the Trust loses its REIT status as a result of the Tax Issues and either (i) the Trust does not receive the full indemnity payment for such loss of tax benefits that the Trust is entitled to receive from Atlantic pursuant to the Tax Agreement or (ii) the Trust is unable to provide the holders of Series A Preferred Shares issued by the Trust an opinion of counsel that the Trust will be able to elect to be qualified as a REIT under the Code commencing not later than the taxable year ending December 31, 1999, then the maturity date of the Series A Preferred Shares (which is currently October 3, 2002) will be accelerated and the Trust would be required to redeem such Series A Preferred Shares at a time when it may not have sufficient funds available to do so. Based on the amount of Atlantic's assets, as disclosed in its Annual Report on Form 10-K for the year ended December 31, 1997, the Trust does not believe that the ultimate resolution of the Tax Issues will have a material adverse effect on the financial position, results of operations or cash flows of the Trust.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON THE INCURRENCE OF DEBT

     The organizational documents of the Trust contain no limitation on the amount or percentage of indebtedness which the Trust may incur. Therefore, the Board of Trustees of the Trust, without a vote of the shareholders, could alter the general policy on borrowings at any time. If the Trust's debt capitalization policy were changed, the Trust could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Trust's operating cash flow and its ability to make expected distributions to shareholders, and could result in an increased risk of default on its obligations.

     Although the Trust will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Trust, as a whole, to generate cash flow to cover expected debt service), there can be no assurance that the ratio of total indebtedness to total market capitalization will be consistent with the maintenance of the expected level of distributions to shareholders.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT SHAREHOLDER APPROVAL

     The investment and financing policies of the Trust, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status, and operating policies, are determined by the Board of Trustees. Although the Board of Trustees has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Trustees without notice to or a vote of the shareholders of the Trust. Accordingly, shareholders may not have control over changes in policies of the Trust.

DEPENDENCE ON KEY PERSONNEL

     The Trust is dependent on the efforts of its executive officers. While the Trust believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Trust. The Trust does not currently maintain or contemplate obtaining any "keyman" life insurance on any of its executive officers.

LIMITED GEOGRAPHIC DIVERSIFICATION OF THE PORTFOLIO

     The Trust's Properties are located in Michigan, Ohio, Florida, New York, New Jersey, Maryland, North Carolina, South Carolina, Tennessee, Wisconsin and Georgia. The concentration of the Trust's Properties in a limited number of geographic regions creates the risk that, should these regions experience an economic downturn, the Trust's operations may be adversely affected.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

     9.8% Ownership Limit. In order to qualify and maintain its qualification as a REIT, not more than 50% in value of the Trust's outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code), during the last half of a taxable year or during a proportionate part of a shorter taxable year. Thus, ownership of more than 9.8% of the outstanding Common Shares or any class or series of Preferred Shares of the Trust by any single shareholder has been restricted, with certain exceptions, for the purpose of maintaining the Trust's qualification as a REIT under the Code. See "Restrictions on Ownership and Transfer of Shares" below.

     The 9.8% ownership limit, as well as the ability of the Trust to issue additional Common Shares or Preferred Shares (which may have rights and preferences over the Common Shares), may discourage a change of control of the Trust and may also: (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders; and (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of 9.8% of the outstanding Common Shares of the Trust or otherwise effect a change of control of the Trust.

     Preferred Shares. The Trust's Declaration of Trust authorizes the Board of Trustees to issue up to 10,000,000 Preferred Shares and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any Preferred Shares issued. See "Description of Preferred Shares" below. The power to issue Preferred Shares could have the effect of delaying or preventing a change in control of the Trust even if a change in control were in the shareholders' interest.

CONFLICTS OF INTEREST WITH JOINT VENTURE PARTNERS IN JOINTLY OWNED CENTERS

     Two of the Trust's shopping centers are owned by partnerships (collectively, the "Joint Ventures") of which the Operating Partnership owns 50% of the partnership interests and one or more other persons or entities (collectively, the "Joint Venture Partners") owns the other 50% of the partnership interests in such partnerships. Sales or transfers of interests in the Joint Ventures are subject to various restrictive provisions and rights. These may work to the advantage or disadvantage of the Operating Partnership because, among other things, the Operating Partnership may have an opportunity to acquire the interests of the Joint Venture Partners on advantageous terms, or may be required to make decisions as to the purchase or sale of interests in a Joint Venture at a time that is disadvantageous to the Operating Partnership.

     In addition, the consent of each Joint Venture Partner could be required with respect to certain major transactions, such as refinancing, encumbering, or the expansion or sale of, the relevant shopping center. The interests of the Joint Venture Partners and those of the Operating Partnership are not necessarily aligned in connection with the resolution of such issues. Accordingly, the Operating Partnership may not be able to favorably resolve any such issue, or the Operating Partnership may have to provide financial or other inducement to the Joint Venture Partner to obtain such resolutions.

BANKRUPTCY OF JOINT VENTURE PARTNERS

     The bankruptcy of a Joint Venture Partner could adversely affect the relevant Trust Property, principally because of the problems created by dealing with a bankruptcy court regarding material partnership decisions. Under the bankruptcy laws, the Operating Partnership would be precluded by the automatic stay from taking certain actions which affect the estate of the Joint Venture Partner without prior approval of the bankruptcy court, which would, in most cases, entail prior notice to other parties and a hearing in the bankruptcy court. At a minimum, the requirement of approval may delay the taking of such actions. If a Joint Venture has incurred recourse obligations, the discharge in bankruptcy of a Joint Venture Partner might result in the ultimate liability of the Operating Partnership for a greater portion of such obligations then it would otherwise bear. In addition, even in situations where the Joint Venture Partner (or its estate) was not completely relieved of liability for such obligations, the Operating Partnership, as a general partner of the Joint Venture, might be required to satisfy such obligations and then rely upon a claim against the Joint Venture Partner's estate for reimbursement.

ADVERSE EFFECT OF DISTRIBUTION REQUIREMENTS

     The Trust may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, the Trust could have taxable income without sufficient cash to enable the Trust to meet the distribution requirements of a REIT. Accordingly, the Trust could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A PARTNERSHIP

     The Trust believes that the Operating Partnership has been organized as a partnership and qualifies for treatment as such under the Code. Since January 1, 1997, an unincorporated entity, such as the Operating Partnership, has been free to elect to be classified as a partnership for Federal income tax purposes. If the Operating Partnership were deemed to fail to qualify for treatment as a partnership under the Code for a prior year, however, the Trust would cease to qualify as a REIT as of such year, and the Operating Partnership would have liability for Federal income tax (including any alternative minimum tax) on its income for such year (and any prior years for which it failed to be treated as a partnership for tax purposes) at corporate rates.

ADVERSE EFFECT ON PRICE OF COMMON SHARES AVAILABLE FOR FUTURE SALE

     Sales of a substantial number of Common Shares of the Trust, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Shares. As of March 31, 1998, Messrs. Bruce, Dennis, Joel and Richard Gershenson and Mr. Michael A. Ward (collectively, the "Ramco Principals") held in the aggregate 1,650,651 Common Shares (including Common Shares that may be issued in the future to the Ramco Principals, and certain affiliates of the Ramco Principals as a result of the potential conversion of their outstanding partnership interests in the Operating Partnership ("OP Units")). In connection with the consummation of the Ramco Transaction, each of the Ramco Principals entered into a lock-up agreement (the "Lock-Up Agreements") pursuant to which the Ramco Principals agreed for a period of 30 months commencing on May 10, 1996 not, directly or indirectly, to offer to sell, sell, grant any options for the sale of, or otherwise dispose of, any OP Units or Common Shares of the Trust issuable upon the exchange of the OP Units. The Lock-Up Agreements contain a number of exclusions and exceptions to this prohibition on sale including, without limitation, the exercise by any of the Ramco Principals of any options to purchase Common Shares issued to such Ramco Principal under the Trust's 1996 Share Option Plan. In addition, 954,750 Common Shares have been reserved for issuance pursuant to the Trust's 1996 Share Option Plan and 1997 Non-Employee Trustee Share Option Plan. No prediction can be made regarding the effect that future sales of Common Shares will have on the market price of Common Shares. The Trust has also reserved an aggregate of 2,000,000 Common Shares for issuance upon conversion of up to 1,400,000 Series A Preferred Shares into Common Shares. At March 31, 1998, there were 466,667 Series A Preferred Shares of the Trust issued and outstanding, which shares are convertible into 666,667 Common Shares (subject to adjustment under certain circumstances). See "Description of Preferred Shares -- Terms of Series A Preferred Shares" below.

ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

     One of the factors that may influence the price of the Trust's Common Shares in the public market is the annual distributions to shareholders relative to the prevailing market price of the Common Shares. An increase in market interest rates may tend to make the Common Shares less attractive relative to other investments, which could adversely affect the market price of Common Shares.

CONFLICTS OF INTEREST

     Failure to Enforce Terms of Management Contract. Through their ownership of 95% of the voting common stock of Ramco, the Ramco Principals have approximately a 5% economic interest in Ramco. Ramco has entered into a management contract with the Operating Partnership with respect to each of the properties owned by the Operating Partnership, which was not negotiated on an arm's length basis. The Ramco Principals will have a conflict of interest with respect to their obligations as officers and/or trustees of the Trust to enforce the terms of the management contract. The failure to enforce the material terms of this agreement could have an adverse effect on the Trust.

     Tax Consequences Upon Sale or Refinancing of Properties. Certain holders of OP Units may suffer different and more adverse tax consequences than the Trust upon the sale or refinancing of any of the Properties and, therefore, such holders, including the Ramco Principals, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Trust, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, those members of the Trust's management and Board of Trustees of the Trust who hold OP Units may influence the Trust not to sell or refinance the Properties even though such sale might otherwise be financially advantageous to the Trust, or may influence the Trust to refinance Properties with a high level of debt.

RAMCO PRINCIPALS' ABILITY TO EXERCISE INFLUENCE

     As of March 31, 1998, the Ramco Principals owned, in the aggregate, approximately 19.6% of the Trust's Common Shares (assuming (i) conversion of all outstanding OP Units owned by the Ramco Principals into Common Shares and (ii) the exercise of options to purchase Common Shares held by the Ramco Principals and exercisable as of March 31, 1998). Accordingly, the Ramco Principals will have substantial influence on the Trust and on the outcome of any matters submitted to the Trust's shareholders for approval, which influence might not be consistent with the interests of other shareholders. In addition, although there is no current agreement, understanding, or arrangement for the Ramco Principals, as shareholders, to act together on any matter, the Ramco Principals would be in a position to exercise significant influence over the affairs of the Trust if they were to act together in the future.

LACK OF CONTROL OVER RAMCO

     The capital stock of Ramco is divided into two classes: voting common stock (5% of which is owned by the Operating Partnership and 95% of which is owned by the Ramco Principals), and non-voting common stock (100% of which is owned by the Operating Partnership). The Operating Partnership's voting common stock and non-voting common stock collectively represent in excess of 95% of the economic interests in Ramco. The Ramco Principals, as the holders of 95% of the voting common stock, retain the ability to elect the board of directors of Ramco. Although the non-voting common stock and the voting common stock of Ramco held directly by the Operating Partnership, and indirectly by the Trust, represent a substantial share of the economic interests in Ramco, the Operating Partnership is not able to elect directors and its ability to influence the day-to-day decisions of Ramco is therefore limited. As a result, the board of directors of Ramco may implement business policies or decisions that would not have been implemented by persons controlled by the Trust or the Operating Partnership and that are adverse to the interests of the Trust or the Operating Partnership or that lead to adverse financial results, which could adversely impact the Trust's cash available for distribution.

     One of the requirements for maintaining REIT status is that a REIT not own more than 10% of the voting stock of a corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock) and stock in another REIT. The Trust owns only 5% of the voting stock and all of the non-voting stock of Ramco and therefore complies with this rule. However, the IRS could contend that the Trust's ownership of all of the non-voting stock of Ramco should be viewed as voting stock because of its substantial economic position in Ramco. If the IRS were to be successful in such a contention, the Trust's status as a REIT would be lost and the Trust would become subject to federal corporate income tax on its net income, which would have a material adverse effect on the Trust's cash available for distribution. See "Federal Income Tax Considerations -- Taxation of the Trust" below.

AUTHORIZATION OF ADDITIONAL SHARES OF BENEFICIAL INTEREST WITHOUT SHAREHOLDER APPROVAL

     Under Title 8, a REIT's declaration of trust may permit the board of trustees of a REIT to amend such REIT's declaration of trust to increase the aggregate number of shares of beneficial interest or the number of shares of any class without shareholder approval. Pursuant to this statute, the Trust's Declaration of Trust authorizes the Board of Trustees to increase or decrease the aggregate number of shares of beneficial interest of the Trust or the number of shares of beneficial interest of any class of beneficial interest of the Trust. See "Description of Common Shares" below.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial and the owner's liability therefor as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell the property or to borrow using such real estate as collateral. All of the Properties have been subject to Phase I environmental audits (which involves inspection without soil sampling or ground water analysis) by independent environmental consultants. No assurance, however, can be given that these reports reveal all environmental liabilities or that no prior owner created any material environmental condition not known to the Trust. Various of the Trust's Properties have or may contain asbestos-containing materials or underground storage tanks ("USTs"); however, except as set forth below, the Trust is not aware of any potential environmental liability which could reasonably be expected to have a material impact on the Trust's business or operations. No assurance can be given that future laws, ordinances or regulations will not impose any material environmental requirement or liability, or that a material adverse environmental condition does not otherwise exist.

     There was a release of approximately 2,300 gallons of gasoline from a product line break in August 1986 and a release of approximately 1,200 gallons of gasoline from a delivery line break in October 1991 at a gasoline station located at Jackson Crossing. A release of gasoline was also discovered in 1987 at the time of removal of USTs from a gasoline station located adjacent to Lake Orion Plaza. Subsequent investigations indicated that levels of contamination exist in the ground water under such properties. The Ramco Principals, jointly and severally, have agreed to indemnify the Trust, the Operating Partnership and their respective subsidiaries and affiliates for any and all damages arising from or in connection with such environmental conditions at the Jackson Crossing and Lake Orion Plaza properties.

     The Trust believes that it is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, and the Trust has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its present or former properties.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Trust intends to invest, contribute or otherwise transfer the net proceeds of any sale of Common Shares, Preferred Shares or Securities Warrants to the Operating Partnership. Unless otherwise specified in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds for general business purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt and improvements to certain properties in the Trust's portfolio.

                         RATIOS OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends of the Trust for the periods indicated:

                                                                     YEAR ENDED DECEMBER 31,
                     THREE MONTHS ENDED                       --------------------------------------
                       MARCH 31, 1998                         1997    1996    1995     1994     1993
                     ------------------                       ----    ----    ----     ----     ----
1.41........................................................  1.83    1.39    61.00    32.54    2.13

     For purposes of computing the ratio of earnings to combined fixed charges and preferred share dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of deferred financing costs (including amounts capitalized).

                          DESCRIPTION OF COMMON SHARES

     The Trust has the authority to issue up to 30,000,000 Common Shares of beneficial interest, $0.01 par value per share. As of March 31, 1998, the Trust had outstanding 7,123,355 Common Shares. The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares of the Trust or upon the exercise of the Securities Warrants issued by the Trust. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Trust's Declaration of Trust and Bylaws.

     The Common Shares are of one class and have a par value of $0.01 per Common Share. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Trust's Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Trust legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Trust.

     Subject to the provisions of the Trust's Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest (including the Series A Preferred Shares), the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Trust. Subject to the provisions of the Declaration of Trust regarding restrictions on ownership and transfer, Common Shares have equal distribution, liquidation and other rights.

     Pursuant to Title 8, a Maryland REIT generally cannot amend its declaration of trust or merge, unless approved by the shareholders of the trust by the affirmative vote of at least two-thirds of all votes entitled to be cast by shareholders on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. The Trust's Declaration of Trust contains provisions which (i) require any merger, consolidation or sale of substantially all of the assets of the

Trust, the dissolution of the Trust, and any amendments to the Declaration of Trust to change such provisions, to be approved by the shareholders of the Trust by the affirmative vote of at least two-thirds of all votes entitled to be cast by shareholders on the matter; and (ii) permit any other amendments to the Declaration of Trust and any other extraordinary actions (other than removal of trustees) requiring shareholder approval to be approved by the shareholders by the affirmative vote of at least a majority of all votes entitled to be cast by shareholders on the matter. The Declaration of Trust also contains a provision which requires the affirmative vote of the holders of not less than two-thirds of the shares outstanding and entitled to vote generally in the election of trustees in order to remove a trustee.

     Under Title 8, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or Title 8 without the affirmative vote or written consent of the shareholders. The Trust's Declaration of Trust permits such action by the Board of Trustees. Also under Title 8, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase the aggregate number of shares of beneficial interest or the number of shares of any class without shareholder approval. Pursuant to this statute, the Declaration of Trust authorizes the Board of Trustees to increase or decrease the aggregate number of shares of beneficial interest of the Trust or the number of shares of beneficial interest of any class of beneficial trust of the Trust.

     The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued Common Shares or Preferred Shares into other classes or series of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

     The Common Shares are currently listed for trading on the New York Stock Exchange. The registrar and transfer agent for the Common Shares is the American Stock Transfer & Trust Company.

                        DESCRIPTION OF PREFERRED SHARES

     The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Trust's Declaration of Trust (including the Articles Supplementary relating to each series of the Preferred Shares) which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Shares.

GENERAL

     The Declaration of Trust authorizes the Board of Trustees to issue up to 10,000,000 Preferred Shares, $0.01 par value per share, to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by Title 8 and the Declaration of Trust to set, subject to the provisions of the Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of a class or series of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Trust that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Shares.

Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Shares and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Shares will be issued;
(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions. The Preferred Shares will, when issued for lawful consideration, be fully paid and non assessable and will have no preemptive rights.

     The Board of Trustees of the Trust, with the approval of the Trust's shareholders, has classified 1,400,000 Preferred Shares as Series A Preferred Shares. The Trust has filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the "Department") which form a part of the Trust's Declaration of Trust and set forth the terms and conditions of the Series A Preferred Shares. The terms of the Series A Preferred Shares are set forth below under "-- Terms of Series A Preferred Shares."

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares, (ii) on a parity with all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares, and (iii) junior to all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Trust's general creditors.

DIVIDENDS

     Holders of shares of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board of Trustees of the Trust, out of assets of the Trust legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Trust on such record dates as shall be fixed by the Board of Trustees of the Trust, as specified in the Prospectus Supplement relating to such series of Preferred Shares.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Trust fails to declare a dividend payable on a dividend payment date on any series of Preferred Shares for which dividends are noncumulative, then the holders of such series of Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Trust will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Shares for which dividends are cumulative will accrue from the date on which the Trust initially issues shares of such series.

     So long as the shares of any series of Preferred Shares shall be outstanding, the Trust may not declare or pay any dividends, make a distribution, or purchase, acquire, redeem, pay monies to the holders of in respect of, or set aside or make funds available for a sinking or other analogous fund for the purchase or redemption of, any Common Shares of the Trust or any other stock of the Trust ranking as to dividends or distributions of assets junior to such series of Preferred Shares (the Common Shares and any such other stock being herein referred to as "Junior Stock"), whether in cash or property or in obligations or stock of the Trust, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Trust other than Junior Stock, unless (i) full dividends (including, if such Preferred Shares are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Shares of such series and all other classes and series of Preferred Shares of the Trust (other than Junior Stock); and (ii) all sinking or other analogous fund payments and amounts for the repurchase or other mandatory retirement of any shares of Preferred Shares of such series or any shares of any other Preferred Shares of the Trust of any class or series (other than Junior Stock) have been paid or duly provided for.

     Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     A series of Preferred Shares may be redeemable, in whole or from time to time in part, at the option of the Trust, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Shares redeemed by the Trust will be restored to the status of authorized but unissued Preferred Shares.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Trust in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital stock of the Trust, the terms of such Preferred Shares may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable capital stock of the Trust pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of the Preferred Shares or any other series of preferred stock of the Trust ranking on a parity as to dividends and distribution of assets with such series of the Preferred Shares are in arrears, no shares of any such series of the Preferred Shares or such other series of preferred stock of the Trust will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Trust will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Shares are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Trust or by any other method as may be determined by the Trust in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Trust in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Trust ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Trust shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Trust with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Shares or as set forth with regard to the Series A Preferred Shares, or except as required by applicable law, holders of the Preferred Shares will not be entitled to vote for any purpose.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares of a series remain outstanding, the Trust will not, without the consent or the affirmative vote of the holders of at least a majority of the shares of each series of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Trust's Declaration of Trust, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any class or series of Preferred Shares, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Preferred Shares of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing provisions will not apply if, at or prior to the time when the act with respect to which such a vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to affect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Shares are convertible into Common Shares of the Trust will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Trust, the events requiring an adjustment of the conversion price and provisions affecting conversion.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

TERMS OF SERIES A PREFERRED SHARES

     The Series A Preferred Shares have the following rights, preferences and privileges:

     Dividend Rights. Holders of Series A Preferred Shares are entitled to receive cumulative dividends, payable quarterly in arrears, at an annual rate equal to the greater of (i) 9.60% of the $25.00 per share purchase price paid for each such Series A Preferred Share (the "Stated Value") and (ii) the dividend rate expressed as an annual rate which is implicit in the amount of dividends actually paid with respect to Common Shares, based on a $17.50 per share price for the Common Shares, determined as of each quarterly dividend payment date (such dividends being referred to as the "Payable Component"). Unpaid dividends will be compounded quarterly at the rate then in effect (as so outstanding from time to time, "Unpaid Dividends").

     The Payable Component of dividends, computed in accordance with clauses (i) and (ii) of the prior paragraph, will be increased by an amount equal to an annual rate of 3%, or 0.75% quarterly, as described in this paragraph. Upon the occurrence of a "Rate Event" (as described below), the holders of Series A Preferred Shares will be entitled to receive an additional quarterly dividend calculated from the date of issuance at the per annum rate of 3% of the Stated Value (the "Additional Dividend"). Upon the occurrence of a Rate Event, the Additional Dividend with respect to periods subsequent to the date of occurrence of the Rate Event will be currently payable in cash. The Additional Dividend with respect to periods prior to the date of occurrence of a Rate Event will not be currently payable, however, the holders of Series A Preferred Shares will be entitled to receive the Additional Dividend for periods prior to the occurrence of the Rate Event upon redemption or conversion of the Series A Preferred Shares, except that, if the conversion is being effected in connection with a Qualified Underwritten Offering (as defined below), then only to the extent that the cumulative total return received by all holders of Series A Preferred Shares on their investment in the Trust and the Operating Partnership does not exceed 15% on an annual basis (or 3.75% on a quarterly basis). If the Series A Preferred Shares are converted into Common Shares prior to the occurrence of a Rate Event, the Additional Dividend shall not be added to Stated Value for purposes of conversion, and shall not otherwise be payable. In general, a "Rate Event" consists of (i) the Trust's failure to pay when due dividends on the Series A Preferred Shares, (ii) certain material defaults on the Trust's indebtedness having an aggregate outstanding principal balance in excess of $15,000,000, (iii) the failure of the Trust to complete a Qualified Underwritten Offering by the Maturity Date (as defined below), (iv) the Trust using the proceeds of the investment for purposes other than those set forth in the Purchase Agreement, (v) the Trust's taking of any action in violation of the class voting rights of holders of the Series A Preferred Shares (as described below), (vi) the occurrence of a "Change of Control" (as defined below) transaction (except that, to the extent holders of Series A Preferred Shares vote in favor of the Change of Control transaction, such holders will not be entitled to the payment of the Additional Dividend on account of this clause
(vi)), or (vii) the failure of Dennis Gershenson or a replacement reasonably satisfactory to Morgan Stanley Asset Management, Inc. ("MSAM") to hold the office of President and chief executive officer of the Trust, other than as a result of his death or disability extending for a continuous period of not less than 180 days. The term "Qualified Underwritten Offering" means an underwritten,Widely Distributed (as defined below) offering of Common Shares, the gross proceeds of which are not less than $40,300,000. The term "Widely Distributed" means, in the context of an underwritten public offering, an offering in which (i) a minimum of 30% of the Common Shares included in such offering is purchased by retail individual brokerage customers brought into the transaction by the members of the underwriting syndicate and (ii) a minimum of eight institutions shall have purchased Common Shares.

     Rank. The Series A Preferred Shares rank senior to the Common Shares and all equity securities issued by the Trust with respect to dividends and distributions and upon liquidation, dissolution or winding up of the Trust. Unpaid Dividends (including the payable component of any Additional Dividend after the occurrence of a Rate Event) must be paid prior to the payment of any dividends or distributions on (or redemption or purchase by the Trust of) any of the Trust's other shares of beneficial interest or securities representing an interest in the Trust (except for any deficiency dividend made by the Trust to holders of Common Shares as a result of the Tax Issues for which the Trust has received all funds required therefor from Atlantic, under the Tax Agreement between the Trust and Atlantic) or any of its assets, including OP Units in the Operating Partnership. To the extent the Trust desires to make a deficiency dividend in connection with the resolution of the Tax Issues prior to receipt of any indemnity payments from Atlantic, such deficiency dividend must first be paid to holders of Series A Preferred Shares for the payment of any Unpaid Dividends then due, then to holders of Series A Preferred Shares and Common Shares on a pro rata basis.

     Maturity Date. The Series A Preferred Shares are subject to mandatory redemption by the Trust on the fifth anniversary of the date on which Series A Preferred Shares were first issued to holders of such Series A Preferred Shares (the "Maturity Date"), subject to acceleration of the Maturity Date as provided below. The Maturity Date is October 3, 2002.

     Mandatory Conversion. All outstanding Series A Preferred Shares will be subject to mandatory conversion on that date which is the earlier of the occurrence of a Qualified Underwritten Offering and the Maturity Date, subject to the obligation of the Trust to redeem the Series A Preferred Shares for cash on an acceleration of the Maturity Date as provided below, and subject to earlier conversion at the option of the holders of the Series A Preferred Shares. Each Series A Preferred Share is convertible into Common Shares at the Stated Value plus Unpaid Dividends, if any, for each Series A Preferred Share so converted, for Common Shares issued on conversion priced at $17.50 per Common Share.

     Optional Conversion. At the option of the holders of the Series A Preferred Shares, exercised by notice to such effect at any time or from time to time prior to the date of mandatory conversion or the Maturity Date, the Series A Preferred Shares are convertible in whole or in part into Common Shares. Each of the Series A Preferred Shares shall be convertible into Common Shares at the Stated Value plus Unpaid Dividends, if any, for each Series A Preferred Share so converted, for Common Shares issued on conversion priced at $17.50 per Common Share, subject to adjustment under certain circumstances to prevent the dilution of the Series A Preferred Shares, including certain issuances of Common Shares by the Trust at prices less than $17.50. See "-- Anti-Dilution Rights" below.

     Redemption on Acceleration of the Maturity Date. The Maturity Date will be accelerated and all Series A Preferred Shares will be redeemed in cash at the Stated Value plus Unpaid Dividends (including the Additional Dividend if then payable) in the event that it is determined by the IRS that it will, for any period, deny to the Trust or the Massachusetts Trust the tax benefits associated with REIT qualification and either or both of the following circumstances arise:
(i) the Trust does not receive (within a period of 60 days of the date established by the IRS as the date on which the deficiency dividend or other additional taxes are required to be paid) the full indemnity payment for such loss of tax benefits that the Trust is entitled to receive from Atlantic pursuant to the Tax Agreement with Atlantic, or (ii) counsel reasonably satisfactory to MSAM is unable to provide to the holders of the Series A Preferred Shares affirmative advice that, commencing not later than with the taxable year ending December 31, 1999, the Trust will, notwithstanding such determination by the IRS, be able to elect to be qualified and taxed as a REIT under the Code, and its proposed method of operation will enable it so to qualify for following years.

     Voting Rights. The holders of Series A Preferred Shares have the right to vote on all matters which holders of Common Shares are entitled to vote upon on an "as converted" basis, as though such holders own Common Shares. In addition, the Trust is not permitted to engage in or effect certain types of transactions or actions without the approval of holders of at least 51% of the outstanding Series A Preferred Shares voting separately as a class. Such transaction or actions include the following:

          (i) Increasing the authorized number of Series A Preferred Shares or creating or issuing any class of Preferred Shares ranking prior to or on parity with the Series A Preferred Shares.

          (ii) Amending, altering or repealing the Trust's Declaration of Trust.

          (iii) Permitting to be amended or waiving any provision of the Tax Agreement with Atlantic.

          (iv) The voluntary liquidation, dissolution or winding up of the Trust (except a voluntary liquidation of the Trust at the election of the Trustees in connection with an unfavorable resolution of the Tax Issues), or the sale of substantially all of the assets of the Trust or the merger, consolidation or recapitalization of the Trust.

          (v) The sale, transfer or assignment of assets or voting securities of the Trust in excess of $50 million within any 90-day period or $150 million in any 360-day period.

          (vi) The Trust's termination of the election, or the taking of any action which would cause the termination other than by election, of the Trust's status as a REIT (except in connection with the resolution of the Tax Issues).

          (vii) Any alteration in the Trust's business such that the real estate assets which it owns, directly or indirectly, are less than 90% invested in retail properties (on a square foot basis) of the nature of the predominant real estate assets of the Trust on September 30, 1997.

          (viii) Any "Change of Control" transaction of the Trust or the Operating Partnership. A Change of Control transaction will be deemed to have occurred if any of the following occur (or, in the case of any proposal, if any of the following could occur as a result thereof): (i) the Trust takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of either (a) 25% or more of the outstanding Common Shares, or (b) 25% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board of Trustees; (iii) the Board of Trustees determines to recommend, or fails to determine to recommend, the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, either (a) 25% or more of the outstanding Common Shares or (b) 25% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board of Trustees; (iv) other than as a result of the death or disability of one or more of the Trustees within a three month period, a majority of the members of the Board of Trustees for any period of three consecutive months are not persons who (a) had been Trustees of the Trust (or the Massachusetts Trust) for at least the preceding 24 consecutive months or (b) when they initially were elected to the Board of Trustees,
     (x) were nominated (if they were elected by the shareholders) or elected (if they were elected by the Trustees) with the affirmative concurrence of 66 2/3% of the Trustees who were Continuing Trustees at the time of the nomination or election by the Board of Trustees and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board of Trustees or an agreement intended to avoid or settle such a proxy solicitation (the Trustees described in clauses (a) and (b) of this subparagraph (iv) being "Continuing Trustees"); (v) the Trust ceases to be the sole General Partner of the Operating Partnership or grants or sells to any person the power to control or direct the actions of the Operating Partnership as if such person (A) is a general partner of the Operating Partnership or (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date of the initial issuance of any Series A Preferred Shares; or
     (vi) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not the surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause of this subparagraph.

          (ix) Prior to the date of a Qualified Underwritten Offering, the issuance of any additional Common Shares or Preferred Shares, except in connection with the granting or exercising of stock options pursuant to the Trust's existing employee and trustee stock option plans, the Trust's dividend reinvestment plan or the exchange of OP Units in the Operating Partnership in the ordinary course solely for Common Shares as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such OP Units so exchanged.

     Anti-Dilution Rights. In the event that the Trust pays a dividend or makes a distribution on its Common Shares in Common Shares or subdivides or combines its Common Shares, the conversion price for the Common Shares of $17.50 (the "Conversion Price") will be adjusted to reflect the effects of such dividend, distribution, subdivision or combination. In addition, if the Trust issues Common Shares, options or warrants to purchase Common Shares or securities convertible into or exchangeable for Common Shares at a purchase price which is less than the Conversion Price, or if the Trust distributes to holders of Common Shares any shares of beneficial interest of the Trust (other than Common Shares) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants to purchase any of its securities, the Conversion Price for the Common Shares will be reduced to prevent dilution of the Series A Preferred Shares. Notwithstanding the foregoing, the anti-dilution rights of holders of Series A Preferred Shares as described in this paragraph do not apply to the following: (i) issuances of OP Units in the ordinary course which OP Units are exchangeable solely for Common Shares as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such OP Units so exchanged; (ii) grants of Common Shares or options or rights to purchase Common Shares with exercise prices below $17.50 per Common Share to officers, employees or trustees of the Trust not in excess of 286,000 shares in the aggregate; (iii) sales of Common Shares pursuant to any dividend reinvestment plan maintained by the Trust if such Common Shares were purchased in the open market in ordinary brokerage transactions; and (iv) the exchange of OP Units in the Operating Partnership in the ordinary course solely for Common Shares as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such OP Units so exchanged.

                RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

     For the Trust to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code), during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if the Trust, or an owner of 10% or more of the Trust, actually or constructively owns 10% or more of a tenant of the Trust (or a tenant of any partnership in which Trust is a partner), the rent received by the Trust (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because the Board of Trustees believes it is desirable for the Trust to qualify as a REIT, the Trust's Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit (as defined below). The ownership attribution rules under the Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees may in its sole discretion and upon the vote of 75% of the members of the Board of Trustees entitled to vote thereon, grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual for purposes of the Code, (ii) such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and (iii) such ownership will not otherwise jeopardize the Trust's status as a REIT. As a condition of such waiver, the Board of Trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions in clauses (i), (ii) and (iii) of the preceding sentence are satisfied and will continue to be satisfied as long as such person owns shares in excess of the Ownership Limit. Under certain circumstances, the Board of Trustees may, in its sole discretion and upon the vote of 75% of the members of the Board of Trustees entitled to vote thereon, grant an exemption for individuals to acquire Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. The Board of Trustees has granted such an exemption for the initial purchasers of the Series A Preferred Shares, as such holders could own more than 9.8% of the Series A Preferred Shares following completion of the transactions contemplated by the Purchase Agreement. The term "Ownership Limit" means (i) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares of the Trust, and (ii) with respect to any class or series or Preferred Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Shares of the Trust.

     The Board of Trustees of the Trust has the authority to increase the Ownership Limit from time to time, but it does not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of Common Shares could beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

     The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of the Trust that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Trust if such transfer would result in shares of beneficial interest of the Trust being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Trust that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the Trust and provide the Trust with such information as the Trust may request in order to determine the effect of such transfer on the Trust's status as a REIT.

     If any purported transfer of shares of beneficial interest of the Trust or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Trust (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from the Trust of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Trust and be unaffiliated with the Trust and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Trust with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Trust that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Trust has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Trust that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

     In addition, shares of beneficial interest of the Trust held in the trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date of the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to the Trust, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     All certificates evidencing shares of beneficial interest shall bear a legend referring to the restrictions described above or a statement that the Trust will furnish a full statement about restrictions on transferability to a shareholder on request and without charge.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of the Trust must give a written notice to the Trust by January 30 of each year. In addition, each shareholder will, upon demand, be required to disclose to the Trust in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Trust may issue Securities Warrants for the purchase of Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Trust and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Trust in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     The applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares, (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder thereof to purchase such number of shares of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Trust), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Trust will, as soon as practicable, issue and deliver the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON SHARE WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of Common Shares covered by, a Securities Warrant to purchase Common Shares (a "Common Share Warrant") are subject to adjustment in certain events, including (i) payment of a dividend on the Trust's Common Shares payable in shares of beneficial interest and stock splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Share Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable other than in Common Shares) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Share Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Trust with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares of the Trust); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Trust; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Share Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Share Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Shares.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations that may be relevant to an investment in the Trust based on current law. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances or to certain types of shareholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the Federal income tax laws.

     The following discussion is based on the rules and regulations promulgated under, as well as the applicable provisions of, the Code, and administrative and judicial interpretations thereof. The applicable provisions of the Code are highly technical and complex. Accordingly, this summary is neither complete nor exact. Moreover, no assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Trust is the successor of the Massachusetts Trust (unless otherwise indicated, the term the "Trust" includes the Trust and its predecessor, the Massachusetts Trust), which first elected to qualify as a REIT for the year ended December 31, 1988 under Sections 856 through 860 of the Code and applicable regulations of the U.S. Department of Treasury ("Treasury Regulations"), which set forth the requirements for qualifying as a REIT (the "REIT Requirements"). The Massachusetts Trust's policy had been, and the Trust's policy is, to qualify as a REIT for federal income tax purposes. If the Trust so qualifies, then the Trust will generally not be subject to corporate income tax on amounts paid by the Trust as distributions to its shareholders. For any year in which the Trust does not meet the requirements for qualifying as a REIT, it will be taxed as a corporation. See " -- Qualification of the Trust as a REIT -- Failure to Qualify" below.

     Based upon and subject to the following discussion, including, without limitation, the assumption that the Asset Issue in the Tax Audit is resolved favorably to the Trust, Deloitte & Touche LLP is of the opinion that the Trust has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In addition, in the opinion of Deloitte & Touche LLP, the Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Deloitte & Touche LLP is also of the opinion that the following discussion under this caption "Federal Income Tax Considerations" accurately sets forth a summary of the material Federal income tax considerations under the current law that may be relevant to an investment in the Trust. Such opinions assume, among other things, the accuracy of the Trust's representations that it conducts, and has conducted, its operations in a manner consistent with the REIT Requirements described below. The REIT Requirements relating to the Federal income tax treatment of REITs and their shareholders are highly technical and complex. The following discussion sets forth only a summary of the material aspects of the REIT Requirements and the Federal income taxation of REITs and their shareholders.

TAXATION OF THE TRUST

     As a REIT, the Trust generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders.

     The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that results from investment in a corporation. Even if the Trust qualifies for taxation as a REIT, however, the Trust may be subject to Federal income and excise taxes as follows:

          First, the Trust will be taxed at corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

          Second, under certain circumstances, the Trust may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any.

          Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or
     (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

          Fourth, if the Trust has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax.

          Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below) and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Trust fails the 75% or 95% test, multiplied by a fraction intended to reflect the Trust's profitability.

          Sixth, if the Trust should fail to distribute with respect to each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and
     (iii) any undistributed taxable income from prior years, the Trust would be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed.

          Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation subject to full corporate-level tax) in a carryover basis transaction, or if the REIT holds assets beginning on the first day of the first taxable year for which it qualifies as a REIT, and the REIT subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the REIT or the REIT first qualified as a REIT, then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period, over

     (b) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-in Gain Rules").

QUALIFICATION OF THE TRUST AS A REIT

     Organizational Requirements. The Code defines a REIT as a corporation, trust or association:

          (i) that is managed by one or more trustees or directors;

          (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

          (iii) that would be taxable as a domestic corporation but for meeting the REIT Requirements;

          (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          (v) the beneficial ownership of which is held by 100 or more persons; and

          (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities).

In addition, certain other tests, described below, regarding the nature of its income and assets must also be satisfied.

     The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     The Trust satisfies the requirements set forth in (i) through (v) above and believes that it satisfies the requirements set forth in (vi) above. In addition, the Trust's Declaration of Trust currently includes certain restrictions regarding transfer of the Trust's shares which are intended (among other things) to assist the Trust in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

     To demonstrate compliance with these requirements, the Trust must maintain records of the actual ownership of its outstanding shares. In fulfilling its obligations to maintain records, the Trust must and will demand written statements each year from the record holders of designated percentages of its shares disclosing the actual owners of such shares. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Trust's records. A shareholder failing or refusing to comply with the Trust's written demand must submit with his tax returns a similar statement disclosing the actual ownership of shares and certain other information.

     Prior to amendment of the Code in 1997, failure to comply with the requirement to demand information from shareholders resulted in disqualification as a REIT. For tax years beginning after August 5, 1997, failure to comply with the requirement for determining ownership of shares results in the imposition of a monetary penalty.

     Gross Income Tests. Under current law, to maintain qualification as a REIT, there are two gross income requirements that must be satisfied annually.

          First, at least 75% of the Trust's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

          Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

          Formerly, the tax law imposed a third requirement regarding the gross income of a REIT. Specifically, short-term gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) could not represent 30% or more of the Trust's gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act of 1997 (the "1997 Act") repealed the 30% income test for taxable years commencing after August 5, 1997. See "-- Recent Legislation."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, the Trust's proportionate share of the assets, liabilities, and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Trust for purposes of applying the requirements described in this Prospectus. See the discussion below under " -- Tax Aspects of the Trust's Investment in the Operating Partnership -- Entity Classification."

     Rents received or deemed to be received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Rents based on income or profits do not include rents received from a tenant based on the tenant's income from the property if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

     Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly, indirectly, or constructively, owns 10% or more of such tenant (a "Related Party Tenant").

     Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     Finally, "rents from real property" do not include any amount received or accrued by a REIT for services furnished or rendered to tenants of a property, unless the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code (that is, unless such services are "usually or customarily rendered in connection with the rental of space for occupancy only" and are not otherwise considered "primarily for the tenant's convenience"). Services which, if provided by a tax-exempt organization, would give rise to unrelated business taxable income ("Impermissible Tenant Services") will, if provided by an "independent contractor" (as defined in the Code) who is adequately compensated and from whom the REIT does not derive any income, not be treated as provided by the REIT. If an amount received or accrued by a REIT for furnishing Impermissible Tenant Services to tenants of a property exceeds 1% of all amounts received or accrued by the REIT with respect to such property in any year, none of such income shall constitute "rents from real property." See "-- Recent Legislation."

     Substantially all of the Trust's income derives from the Operating Partnership. The Operating Partnership's income derives largely from rents from the Properties. The Operating Partnership also derives income from Ramco to the extent that Ramco pays dividends on shares owned by the Operating Partnership.

     The Operating Partnership, through Ramco (which is not an independent contractor), provides certain services with respect to the Properties (and will provide such services with respect to any newly acquired properties). The Trust believes that the services provided by Ramco are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Operating Partnership does not charge, and is not expected to charge, rent that is based in whole or in part on the income or profits of any person. The Operating Partnership is not anticipated to derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent.

     The Trust does not believe that it derives (through the Operating Partnership) rent from a Related Party Tenant; however, the determination of whether the Trust owns 10% or more of any tenant is made after the application of complex attribution rules under which the Trust will be treated as owning interests in tenants that are owned by its "Ten Percent Stockholders." In identifying the Trust's Ten Percent Stockholders, each individual or entity will be treated as owning Common Stock and Preferred Stock held by related individuals and entities. Accordingly, the Trust cannot be absolutely certain whether all Related Party Tenants have been or will be identified. Although rent derived from a Related Party Tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income tests, the Trust believes that the aggregate amount of such rental income (together with any other nonqualifying income) in any taxable year will not cause the Trust to exceed the limits on nonqualifying income under such gross income tests. See "-- Failure to Qualify."

     In sum, the Trust's investment in real properties through the Operating Partnership gives and will give rise mostly to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of such properties, or of the Trust's interest in the Operating Partnership, will generally qualify under the 75% and 95% gross income tests. The Trust anticipates that income on its other investments will not result in the Trust failing the 75% or 95% gross income test for any year.

     The term "interest," for purposes of satisfying the income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Any gross income derived from a prohibited transaction that was taken into account in applying the 30% test (repealed for taxable years beginning after August 5, 1997) and the net income from any such transaction continues to be subject to a 100% excise tax. The term "prohibited transaction" generally means a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Operating Partnership owns interests in real property that is situated on the periphery of certain of the Properties. The Trust and the Operating Partnership believe that this peripheral property is not held for sale to customers and that the sale of such peripheral property is not in the ordinary course of the Operating Partnership's business. Whether property is held "primarily for sale to customers in the ordinary course of its trade or business" depends, however, on the facts and circumstances in effect from time to time, including those relating to a particular property. As a result, no assurance can be given that the Trust can avoid being deemed to own property that the IRS later characterizes as property held "primarily for sale to customers in the ordinary course of its trade or business."

     If the Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Trust's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Trust attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Trust would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Trust," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income. No similar mitigation provision applies to provide relief if the 30% income test were failed, and in such case, the Trust would cease to qualify as a REIT. See "-- Failure to Qualify." For taxable years beginning after August 5, 1997, the 1997 Act repealed the 30% income test. See "-- Recent Legislation."

     Asset Tests. The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets.

     First, at least 75% of the value of the Trust's total assets, including its allocable share of assets held by the Operating Partnership, must be represented by real estate assets (which for this purpose include stock or debt instruments purchased by the Trust with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one year period beginning on the date the Trust received such proceeds), cash, cash items, and government securities.

     Second, not more than 25% of the value of the Trust's total assets may be represented by securities other than those in the 75% asset class.

     Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets, and the Trust may not own more than 10% of any one issuer's outstanding voting securities.

     The Trust is deemed to own its proportionate share of all of the assets owned by the Operating Partnership and any subsidiaries of the Operating Partnership. The Trust believes that more than 75% of the value of the Operating Partnership's assets qualify as "real estate assets." The Operating Partnership's ownership of securities should not result in the Trust's being deemed to own more than 10% of the voting securities of any one issuer. The Trust believes that the value of the Trust's proportionate share of securities owned by the Operating Partnership does not exceed 5% of the total value of the Trust's assets, and the Trust does not expect that it will exceed 5% in the future.

     After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Trust believes that it maintains adequate records of the value of its assets to ensure compliance with the asset tests and to enable the Trust to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that such other action will always be successful.

     Annual Distribution Requirements. In order to qualify as a REIT, the Trust is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of: (a) 95% of the Trust's "REIT taxable income" (computed without regard to the dividends paid deduction, the Trust's net capital gain and net income from foreclosure property, and with certain other adjustments) and (b) 95% of the net income (after tax), if any, from foreclosure property; minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

     To the extent that the Trust does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income", as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Moreover, if the Trust should fail to distribute during each calendar year at least the sum of: (i) 85% of its ordinary income for that year; (ii) 95% of its capital gain net income for that year; and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed.

     In addition, during its Recognition Period (defined below), if the Trust disposes of any asset subject to the Built-In Gain Rules, the Trust will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset. Any such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the date of the first regular dividend payment after such declaration.

     The Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Trust, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Trust to meet these distribution requirements. It is possible that the Trust may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Trust's "REIT taxable income" on the other hand. To avoid any problem with the 95% distribution requirement, the Trust will closely monitor the relationship between its "REIT taxable income" and cash flow, and if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

     Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify will not be deductible by the Trust, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

CURRENT TAX AUDIT

     During the third quarter of 1994, the Massachusetts Trust held more than 25% of the value of its gross assets in overnight Treasury Bill reverse repurchase transactions which the IRS may view as non-qualifying assets for the purposes of satisfying the 75% Asset Test, based on a Revenue Ruling published in 1977. The Trust has requested that the IRS enter into a closing agreement with the Trust that the Asset Issue will not impact the Trust's status as a REIT. The IRS has deferred any action relating to the Asset Issue pending the further examination of the Trust's 1991-1995 tax returns. Based on developments in the law which have occurred since 1977, the Trust's Tax Counsel, Battle Fowler LLP, has rendered an opinion that the Massachusetts Trust's investment in Treasury Bill repurchase obligations would not adversely affect its REIT status. However, such opinion is not binding upon the IRS.

     In connection with the spin-off of Atlantic, Atlantic has assumed all liability arising out of the Tax Audit and the Asset Issue, including liabilities for interest and penalties and attorneys fees relating thereto. In connection with the assumption of such potential liabilities, Atlantic and the Trust have entered into a tax agreement which provides that the Trust (under the direction of its Continuing Trustees), and not Atlantic, will control, conduct and effect the settlement of any tax claims against the Trust relating to the Tax Audit and the Asset Issue. Accordingly, Atlantic will not have any control as to the timing of the resolution or disposition of any such claims. The Trust and Atlantic also received an opinion from Special Tax Counsel, Wolf, Block, Schorr and Solis-Cohen LLP, that, to the extent there is a deficiency in the Trust's taxable income arising out of the IRS examination and provided the Trust timely makes a deficiency dividend (i.e., declares and pays a distribution which is permitted to relate back to the year for which each deficiency was determined to satisfy the requirement that a REIT annually distribute 95% of its taxable income), the classification of the Trust as a REIT for the taxable years under examination would not be affected. Under the tax agreement referred to above, Atlantic has agreed to reimburse the Trust for the amount of any deficiency dividend so made. If notwithstanding the above-described opinions of legal counsel, the IRS successfully challenged the status of the Trust as a REIT, its status could be adversely affected. If the Trust lost its status as a REIT, the Trust believes that it will be able to re-elect REIT status for the taxable year beginning January 1, 1999.

     Although the IRS agent conducting the examination has not issued his final examination report with respect to the Tax Issues, the Trust has received a preliminary draft of the examining agent's report. The draft report sets forth a number of positions which the examining agent has taken with respect to the Trust's taxes for the years that are subject to the Tax Audit, which the Trust believes are not consistent with applicable law and regulations of the IRS. If the final report were issued in its current form, the liability of Atlantic to indemnify the Trust may be substantial. The Continuing Trustees of the Trust are engaged in ongoing discussions with the examining agent and his supervisors with regard to the positions set forth in the draft report. There can be no assurance that, after conclusion of discussions with such agent and his supervisors regarding the draft report, the examining agent will not issue the proposed report in the form previously delivered to the Trust (or another form). Issuance of the revenue agent's report constitutes only the first step in the IRS administrative process for determining whether there is any deficiency in the Trust's tax liability for the years at issue and any adverse determination by the examining agent is subject to administrative appeal within the IRS and, thereafter, to judicial review. As noted above, pursuant to the tax agreement between Atlantic and the Trust, Atlantic has assumed all liability arising out of the Tax Audit and the Tax Issues. As described in more detail under "Description of Preferred Shares -- Terms of Series A Preferred Shares -- Redemption on Acceleration of Maturity Date," in the event that the Trust loses its REIT status as a result of the Tax Issues and either (i) the Trust does not receive the full indemnity payment for the loss of tax benefits associated therewith that the Trust is entitled to receive from Atlantic pursuant to the Tax Agreement or (ii) the Trust is unable to provide the holders of Series A Preferred Shares issued by the Trust an opinion of counsel that the Trust will be able to elect to be qualified as a REIT under the Code commencing not later than the taxable year ending December 31, 1999, then the Maturity Date of the Series A Preferred Shares will be accelerated and the Trust would be required to redeem such Series A Preferred Shares at a time when it may not have sufficient funds available to do so. Based on the amount of Atlantic's assets, as disclosed in its Annual Report on Form 10-K for the year ended December 31, 1997, the Trust does not believe that the ultimate resolution of the Tax Issues will have a material adverse effect on the financial position, results of operations or cash flows of the Trust.

TAX ASPECTS OF THE TRUST'S INVESTMENT IN THE OPERATING PARTNERSHIP

     General. The Trust holds a direct interest in the Operating Partnership and, through the Operating Partnership, holds an indirect interest in certain other partnerships (collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Trust will include its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its "REIT taxable income". See "Federal Income Tax
Considerations -- Taxation of the Trust -- General" and "-- Gross Income Tests." Any resultant increase in the Trust's "REIT taxable income" will increase its distribution requirements (see "Federal Income Tax Considerations -- Taxation of the Trust -- Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Trust provided that such income is distributed by the Trust to its shareholders. Moreover, for purposes of the REIT asset tests (see "Federal Income Tax Considerations -- Taxation of the Trust -- Asset Tests"), the Trust includes its proportionate share of assets held by the Partnerships.

     Entity Classification. The Trust's interests in the Operating Partnership and the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating

Partnership or any Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership or any of the other Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Trust's assets and items of gross income would change, which would preclude the Trust from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations -- Taxation of the Trust -- Asset Tests" and "-- Gross Income Tests"), and in turn would prevent the Trust from qualifying as a REIT. See "Taxation of the Trust -- Failure to Qualify" above for a discussion of the effect of the Trust's failure to meet such tests for a taxable year.

     In general, under Treasury Regulations which became effective January 1, 1997 ("Check-the-Box Regulations"), an unincorporated entity with at least two members may elect to be classified either as a corporation or as a partnership for federal income tax purposes. If such an entity fails to make an election, it generally will be treated as a partnership for Federal income tax purposes. The Federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Operating Partnership and most of the other Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the Federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Trust believes that the Operating Partnership and each of the other Partnerships which existed prior to January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for Federal income tax purposes. Each of them intends to continue to be classified as partnerships for Federal income tax purposes, and none of them will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties contributed to the Operating Partnership by the limited partners of the Operating Partnership) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed with contributions of appreciated property (including the Properties contributed by the limited partners of the Operating Partnership). Consequently, the partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the limited partners that contributed Properties to the Partnerships will be allocated less depreciation, and increased taxable gain on sale of certain Properties. This will tend to eliminate the Book-Tax Difference. However, the special allocation rules of Section 704(c) do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, such special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating such deductions to the non-contributing partners (i.e., the REIT) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners who contributed the property. Each Partnership has elected the traditional method of rectifying the Book-Tax Difference under the applicable Treasury Regulations, pursuant to which if depreciation deductions are less than the non-contributing partners' share of book depreciation, then the noncontributing partners lose the benefit of the tax deductions in the amount of the difference ("ceiling rule"). When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book deprecia-

tion). Even under the traditional method, it is possible that the carryover basis of the contributed assets in the hands of a Partnership may cause the Trust to be allocated lower depreciation and other deductions. This may cause the Trust to recognize taxable income in excess of cash proceeds, which might adversely affect the Trust's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations -- Taxation of the Trust -- Annual Distribution Requirements."

     With respect to any property purchased by the Operating Partnership subsequent to the consummation of the Ramco Transaction, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

     Sale of the Properties. The Trust's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations -- Taxation of the Trust -- General" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and other shopping centers and to make such occasional sales of the Properties as are consistent with the Trust's investment objectives. Based upon such investment objectives, the Trust believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAX CONSEQUENCES OF CONVERSION TO REIT STATUS

     The Trust's predecessor (the Massachusetts Trust) elected to be taxed as a REIT by filing such an election with its United States Federal income tax return for the taxable year ending December 31, 1988. If during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which a corporation or trust qualifies as a REIT, it recognizes gain on the disposition of any asset held as of the beginning of such Recognition Period, then, to the extent of the excess of: (i) the fair market value of such asset as of the beginning of such Recognition Period; over (ii) the adjusted basis of such asset as of the beginning of such Recognition period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate to the extent of the corporation's or trust's net Built-in Gain as of the beginning of such Recognition Period. Furthermore, if such corporation or trust acquires any asset from a corporation in a transaction in which the basis of the asset in the transferee's hands is determined by reference to the basis of the asset (or any other property) in the hands of the transferor, and the transferee recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was transferred, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

     Assuming the Trust's status as a REIT is not lost as a result of an unfavorable determination on the Asset Issue, these provisions regarding the potential taxation of Built-in Gains would not be applicable to the Properties and would only be applicable to the assets owned by the Massachusetts Trust prior to January 1, 1988, the first day of the first year that the Massachusetts Trust elected to be taxed as a REIT. Accordingly, assuming a favorable determination on the Asset Issue, this provision is not expected to have any significant effect on the Trust. If the Trust's REIT status is terminated effective as of 1994 as a result of an unfavorable determination of the Asset Issue, and assuming the Trust were to elect REIT status beginning January 1, 1999 (i.e., the first taxable year for which the Trust would be eligible to elect REIT status), the Built-in Gains provision of the Code would be applicable to all of the Trust's assets held on January 1, 1999, including the Properties. The Trust would then have a new Recognition Period which would end on December 31, 2008. See "Federal Income Tax Considerations -- Current Tax Audit" discussed above.

TAXATION OF U.S. SHAREHOLDERS

     As used in the following discussion, the term U.S. Shareholder means a holder of Preferred Shares or Common Shares ("Shares") that (for United States Federal income tax purposes) (i) is a citizen or resident of the United States,
(ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. For any taxable year for which the Trust qualifies for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as follows.

     Distributions Generally. Distributions to U.S. Shareholders, other than capital gain dividends discussed below, constitute dividends to such shareholders up to the amount of the Trust's current or accumulated earnings and profits and are taxable to such shareholders as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. Under current law, the maximum Federal income tax rate applicable to ordinary income of individuals is 39.6% and applicable to corporations is 35%. To the extent that the Trust makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Shareholders' Shares, and distributions in excess of the U.S. Shareholders' tax basis in their respective Shares will be taxable as gain realized from the sale of such shares. A dividend declared by the Trust in October, November, or December of any year payable to a shareholder of record on a specified date in any such month is treated as both paid by the Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year. Shareholders may not include on their own income tax returns any tax losses of the Trust. Pursuant to Regulations to be promulgated by the Treasury, a portion of the Trust's distributions may be subject to the alternative minimum tax to the extent of the Trust's items of tax preference, if any, allocated to the shareholders.

     The Trust will be treated as having sufficient earnings and profits for a year to treat as a dividend any distribution by the Trust for such year up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Tax Considerations -- Taxation of the Trust" above. As a result, U.S. Shareholders may be required to treat certain distributions as taxable dividends even though the Trust may have no overall, accumulated earnings and profits. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Trust's earnings and profits.

     Capital Gain Dividends. A dividend paid to a U.S. Shareholder that is properly designated by the Trust as a capital gain dividend will be treated as long-term capital gain (to the extent it does not exceed the Trust's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his Shares; however, corporate shareholders may be required to treat up to 20% of certain capital gains dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Pursuant to a change in the Code enacted in 1997, the Trust may elect to retain and pay income tax on net long-term capital gains. If the REIT makes such an election for a tax year, shareholders will include their proportionate shares of the undistributed long-term capital gain in income. Shareholders will also be deemed to have paid their respective shares of the tax actually paid by the REIT on such net long-term capital gains. The basis of a shareholder's shares of beneficial interest would be increased by his share of the undistributed net long-term capital gains and reduced by his share of the tax paid by the REIT thereon. See "-- Recent Legislation" below.

     Passive Activity Loss and Investment Interest Limitations. Taxable dividends from the Trust and gain from the disposition of Shares will not be treated as passive activity income, and therefore, U.S. Shareholders generally will not be able to apply any "passive losses" against such income. Taxable dividends from the Trust and gain from the disposition of shares generally may be treated as investment income for purposes of applying the limitation on the deductibility of investment interest.

     Certain Dispositions of Shares. A U.S. Shareholder will recognize gain or loss on the sale or exchange of Shares to the extent of the difference between the amount realized on such sale or exchange and the shareholder's tax basis in such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Losses incurred on the sale or exchange of Shares held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Shareholder with respect to such Shares.

     The maximum rate of tax on the "adjusted net capital gain" of an individual is 20%. In addition, any "adjusted net capital gain" which would otherwise be taxed to an individual at a 15% rate is taxed at a 10% rate. The "adjusted net capital gain" of an individual is the individual's net long-term capital gain reduced by 28-percent rate capital gain. The term "28-percent rate gain" includes net long-term capital gain from property held for more than one year but not for more than 18 months.

     Treatment of Tax-Exempt Shareholders. Distributions from the Trust to a tax-exempt pension trust ("qualified trust") or other domestic tax-exempt shareholder will not constitute "unrelated business taxable income" ("UBTI") unless such shareholder has borrowed to acquire or carry the Shares or the Trust is a "pension-held REIT," as discussed below.

     Qualified trusts that hold more than 10% (by value) of the shares of certain REITs ("pension-held REITS") may be required to treat a certain percentage of such a REIT's distribution as UBTI. A REIT is a pension-held REIT if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of the "look-through" exception to the five-or-fewer requirement applicable to shares held by qualified trusts (see "Federal Income Tax Considerations -- Qualification of the Trust as a REIT -- Share Ownership Test" above) and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The Trust believes that it is not a "pension-held REIT." No assurance can be given, however, that the Trust will not become a pension-held REIT in the future.

     Additional Tax Consequences for Holders of Warrants. See the applicable Prospectus Supplement for a discussion of any additional tax consequences for holders of Warrants offered by such Prospectus Supplement.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN SHAREHOLDERS

     The rules governing United States income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state, and local income tax laws on an investment in the Trust, including any reporting requirements.

     In general, a Non-U.S. Shareholder will be subject to regular United States income tax with respect to its investment in the Trust if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in the Trust is not effectively connected.

     A distribution by the Trust that is not attributable to gain from the sale or exchange by the Trust of a United States real property interest and that is not designated by the Trust as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless such tax is reduced by an applicable tax treaty. A distribution of cash in excess of the Trust's earnings and profits will be treated first as a return of capital that will reduce a Non-

U.S. Shareholder's basis in its Shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Shares.

     Distributions by the Trust that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

     The Trust will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the IRS, (i) 35% of the designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Trust designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Trust's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Trust's current and accumulated earnings and profits. Tax treaties may reduce the Trust's withholding obligations. If the amount withheld by the Trust with respect to a distribution to a Non-U.S. Shareholder exceeds such shareholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Shareholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the maximum rate on long-term capital gains of individuals.

     Unless the Shares constitute a "United States real property interest" within the meaning of FIRPTA, the sale of Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation. The Shares will not constitute a United States real property interest if the Trust is a "domestically controlled REIT." A domestically controlled REIT is a REIT less than 50% in value of the shares of which, at all times during a specified testing period, are held directly or indirectly by Non-U.S. Shareholders. Currently, the Trust believes that it is a domestically controlled REIT, and therefore the sale of Shares by Non-U.S. Shareholders is not subject to taxation under FIRPTA. However, because the Shares are publicly traded, no assurance can be given that the Trust will continue to be a domestically controlled REIT. If the Trust does not constitute a domestically controlled REIT, whether a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Shares are listed) and on the size of the selling shareholder's interest in the Trust.

     If the gain on the sale of the Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of Shares from a Non-U.S. Shareholder will not be required under FIRPTA to withhold tax from the purchase price if the purchased Shares are "regularly traded" on an established securities market or if the Trust is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of Shares may be required to withhold 10% of the purchase price and remit such amount to the IRS, and the Trust may be required to withhold 10% of certain distributions to Non-U.S. Shareholders. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under certain circumstances, U.S. Shareholders of Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Shares. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his social security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Shareholder will be allowed as a credit against such U.S. Shareholder's United States Federal income tax liability and may entitle such U.S. Shareholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders, and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to Non-U.S. Shareholders is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-U.S. Shareholder will be allowed as a credit against any United States Federal income tax liability of such Non-U.S. Shareholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

RECENT LEGISLATION

     On August 5, 1997, President Clinton signed into law the 1997 Act, which modified certain REIT-related Code provisions for tax years of the Trust beginning on or after January 1, 1998. The following list sets forth the significant changes contained in this legislation: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT that is "closely held" (i.e., during the last half of each taxable year, 50% or more in value of a REIT's outstanding stock is owned by five or fewer individuals) does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) a REIT is permitted to render a de minimis amount of impermissible services to tenants in connection with the management of property and still treat amounts received with respect to such property (other than certain amounts relating to such services) as qualified rent; (iv) the rules regarding attribution to partnerships for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership; (v) the 30% gross income test is repealed; (vi) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (vii) the class of excess noncash items for purposes of the REIT distribution requirements is expanded;
(viii) property that is involuntarily converted is excluded from the prohibited transaction rules; (ix) the rules relating to shared appreciation mortgages are modified; (x) income from all hedges that reduce the interest rate risk of REIT liabilities, including rate swap or cap agreements, options, futures and forward rate contracts, is included in qualifying income for purposes of the 95% income test; (xi) a REIT is able to elect to retain and pay income tax on its net long-term capital gains, and if such election is made, the REIT's shareholders include in income their proportionate share of the undistributed long-term capital gain and are deemed to have paid their proportionate share of tax paid by the REIT; (xii) the rules relating to the grace period for foreclosure property are modified and (xiii) certain other Code provisions relating to REITs are amended.

STATE AND LOCAL TAXES

     The Trust is, and its shareholders may be, subject to state, local, or other taxation in various state, local, or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Trust.

                              PLAN OF DISTRIBUTION

     The Trust may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents, which agents may be affiliated with the Trust. Direct sales to investors may be accomplished through subscription rights distributed to the Trust's shareholders. In connection with the distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Trust may sell such unsubscribed Securities directly to third parties or may engage the services of an underwriter to sell such unsubscribed Securities to third parties. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Trust also may, from time to time, authorize underwriters acting as the Trust's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Trust to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Trust, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Trust will authorize dealers acting as the Trust's agents to solicit offers by certain institutions to purchase Securities from the Trust at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Trust. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Securities are being sold to underwriters, the Trust shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Trust in the ordinary course of business.

                                 LEGAL MATTERS

     The legality of the Common Shares, Preferred Shares and Securities Warrants will be passed upon for the Trust by Ballard Spahr Andrews & Ingersoll.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Trust's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE TRUST SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Special Note Regarding Forward-Looking
  Statements..........................    2
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Trust.............................    3
Risk Factors..........................    5
Use of Proceeds.......................   13
Ratios of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................   14
Description of Common Shares..........   14
Description of Preferred Shares.......   15
Restrictions on Ownership and Transfer
  of Shares...........................   22
Description of Securities Warrants....   24
Federal Income Tax Considerations.....   26
Plan of Distribution..................   40
Legal Matters.........................   41
Experts...............................   41

======================================================
======================================================
                                  $200,000,000
                                RAMCO-GERSHENSON
                                PROPERTIES TRUST

                                   SECURITIES

                               ------------------

                                   PROSPECTUS
                               ------------------
                                 JUNE   , 1998

======================================================

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee and the NASD filing fee are estimated.

SEC registration fee........................................    $59,000
New York Stock Exchange listing fee.........................       *
"Blue Sky" fees and expenses (including legal fees).........       *
Accounting fees and expenses................................       *
Legal fees and expenses.....................................       *
Costs of printing and engraving.............................       *
Miscellaneous...............................................       *
                                                                -------
     Total..................................................    $  *
                                                                =======

-------------------------
*To be filed by amendment.

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its declaration of trust, the liability of its trustees and officers to the trust and shareholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) acts or omissions involving active and deliberate dishonestly established by a final judgment as being material to the cause of action. The Trust's Declaration of Trust contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Under the Declaration of Trust and Bylaws of the Trust, the Trust is required to indemnify any trustee or officer (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject to reason of such status unless it is established that (i) the act or omission giving rise to the claim was committed in bad faith or was the result of the active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Trust is also required by its Bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a trustee or officer made a party to a proceeding by reason of his status as such upon receipt of a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard for indemnification under such Bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met.

ITEM 16. EXHIBITS.

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    1        Underwriting Agreement*
    4.1      Amended and Restated Declaration of Trust, dated October 2,
             1997 (incorporated by reference to Exhibit 3.1 to the
             Trust's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997).
    4.2      Articles Supplementary to Amended and Restated Declaration
             of Trust, dated October 2, 1997 (incorporated by reference to Exhibit 3.2 to the Trust's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1997).

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    4.3      By-Laws of the Trust adopted October 2, 1997 (incorporated by reference to Exhibit 3.3 to the Trust's Annual Report on
             Form 10-K for the fiscal year ended December 31, 1997).
    4.4      Rights Agreement dated as of December 6, 1989 between the
             Trust and American Stock Transfer & Trust Company
             (incorporated by reference to Exhibit 1 to the Trust's
             Registration Statement on Form 8-A, File No. 1-10093, for
             the registration of Share Purchase Rights).
    4.5      Form of Common Share Warrant Agreement.*
    4.6      Form of Articles Supplementary to Declaration of Trust
             establishing the terms of the Preferred Shares.*
    4.7      Form of Preferred Shares Warrant Agreement.*
    5        Opinion of Ballard Spahr Andrews & Ingersoll as to the
             validity of the Securities.
    8        Opinion of Deloitte & Touche LLP as to certain tax matters.
   12        Statement Regarding Computation of Ratios of Earnings to
             Combined Fixed Charges and Preferred Share Dividends.
   23.1      Consent of Deloitte & Touche LLP.
   23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in
             Exhibit 5)
   23.3      Consent of Deloitte & Touche LLP (included in Exhibit 8).
   24        Powers of Attorney (See page II-4).

-------------------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

A.Undertaking for Rule 415 Offering

     The undersigned Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Issuer pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement;

          (b) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered thereto, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D. Undertaking Pursuant to Rule 430A

     The undersigned Registrant hereby undertakes that:

          (a) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (b) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Southfield, Michigan on June 26, 1998.

                                          RAMCO-GERSHENSON PROPERTIES TRUST

                                          By:   /s/ DENNIS E. GERSHENSON
                                            ------------------------------------
                                            Dennis E. Gershenson,
                                            President, Chief Executive Officer
                                              and Trustee

                               POWER OF ATTORNEY

     We, the undersigned trustees and officers of Ramco-Gershenson Properties Trust, do hereby constitute and appoint each of Messrs. Dennis E. Gershenson and Richard D. Gershenson, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and on our behalf in our capacities stated below, which acts and things any of them may deem necessary or advisable to enable Ramco-Gershenson Properties Trust to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                SIGNATURE                                       TITLE                          DATE
                ---------                                       -----                          ----

          /s/ JOEL D. GERSHENSON              Chairman of the Board                        June 26, 1998
------------------------------------------
            Joel D. Gershenson

         /s/ DENNIS E. GERSHENSON             President, Chief Executive Officer and       June 26, 1998
------------------------------------------    Trustee (Principal Executive Officer)
           Dennis E. Gershenson

           /s/ RICHARD J. SMITH               Chief Financial Officer (Principal           June 26, 1998
------------------------------------------    Financial and Accounting Officer)
             Richard J. Smith

           /s/ STEPHEN R. BLANK               Trustee                                      June 26, 1998
------------------------------------------
             Stephen R. Blank

          /s/ ARTHUR H. GOLDBERG              Trustee                                      June 26, 1998
------------------------------------------
            Arthur H. Goldberg

            /s/ SELWYN ISAKOW                 Trustee                                      June 26, 1998
------------------------------------------
              Selwyn Isakow

          /s/ HERBERT LIECHTUNG               Trustee                                      June 26, 1998
------------------------------------------
            Herbert Liechtung

          /s/ ROBERT A. MEISTER               Trustee                                      June 26, 1998
------------------------------------------
            Robert A. Meister

           /s/ JOEL M. PASCHOW                Trustee                                      June 26, 1998
------------------------------------------
             Joel M. Paschow

          /s/ MARK K. ROSENFELD               Trustee                                      June 26, 1998
------------------------------------------
            Mark K. Rosenfeld

                                 EXHIBIT INDEX

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

    1        Underwriting Agreement*.....................................
    4.1      Amended and Restated Declaration of Trust, dated October 2,
             1997 (incorporated by reference to Exhibit 3.1 to the
             Trust's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997)..........................................
    4.2      Articles Supplementary to Amended and Restated Declaration
             of Trust, dated October 2, 1997 (incorporated by reference to Exhibit 3.2 to the Trust's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1997)....................
    4.3      By-Laws of the Trust adopted October 2, 1997 (incorporated by reference to Exhibit 3.3 to the Trust's Annual Report on
             Form 10-K for the fiscal year ended December 31, 1997)......
    4.4      Rights Agreement dated as of December 6, 1989 between the
             Trust and American Stock Transfer & Trust Company
             (incorporated by reference to Exhibit 1 to the Trust's
             Registration Statement on Form 8-A, File No. 1-10093, for
             the registration of Share Purchase Rights)..................
    4.5      Form of Common Share Warrant Agreement.*....................
    4.6      Form of Articles Supplementary to Declaration of Trust
             establishing the terms of the Preferred Shares.*............
    4.7      Form of Preferred Shares Warrant Agreement.*................
    5        Opinion of Ballard Spahr Andrews & Ingersoll as to the
             validity of the Securities..................................
    8        Opinion of Deloitte & Touche LLP as to certain tax
             matters.....................................................
   12        Statement Regarding Computation of Ratios of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends........
   23.1      Consent of Deloitte & Touche LLP............................
   23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in
             Exhibit 5)..................................................
   23.3      Consent of Deloitte & Touche LLP (included in Exhibit 8)....
   24        Powers of Attorney (See page II-4)..........................

-------------------------
* To be filed by amendment.